Exhibit 99.1

Lennox International appoints Karen H. Quintos to board of directors

(DALLAS, SEPTEMBER 8, 2014) – Lennox International Inc. (NYSE: LII) announced the appointment of Karen H. Quintos as a member of its board of directors, effective September 4, 2014. Ms. Quintos is the Senior Vice President and Chief Marketing Officer of Dell Inc., where she leads marketing for Dell worldwide. She is responsible for Dell’s brand strategy, global communications, social media, corporate responsibility, customer insights, marketing talent development, and agency management.

“We’re excited to welcome Karen as a member of the board of directors of Lennox International,” said Todd Bluedorn, Lennox International’s chairman of the board and chief executive officer. “She brings with her significant experience in the areas of marketing, communications, brand strategy, operations and supply chain management and we expect her to make valuable contributions to our board.”

Karen joined Dell in 2000 from Citigroup, where she served as vice president of global operations and technology. She also spent 12 years with Merck & Co., where she held a variety of roles in marketing, planning, operations and supply chain. She holds a master’s degree in marketing and international business from New York University and a bachelor of science degree in supply chain management from The Pennsylvania State University.

Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at http://www.lennoxinternational.com or by contacting Phil Gee, director, communications and public affairs at 972-497-7456.